Exhibit 99.1

News Release

WINNEBAGO INDUSTRIES REPORTS FIRST QUARTER FISCAL 2024 RESULTS
-- Diversified Portfolio of Premium Products Demonstrates Continued Resilience in Challenging Market Environment --
-- Maintains Healthy Gross Profit Margins of 15.2%, Driven by Strong Execution in Towable RV Business --
-- Barletta Continues to Gain Market Share in the Aluminum Pontoon Market --
-- Returned $50 Million to Shareholders Through Share Repurchases and Dividends,
While Further Investing in Innovation, Digital Assets and IT Capabilities --

EDEN PRAIRIE, MINNESOTA, December 20, 2023 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's Fiscal 2024 first quarter.

First Quarter Fiscal 2024 Results
Revenues for the Fiscal 2024 first quarter ended November 25, 2023, were $763.0 million, a decrease of 19.9% compared to $952.2 million for the Fiscal 2023 first quarter, primarily driven by lower unit sales related to market conditions, product mix, and higher discounts and allowances compared to prior year, partially offset by carryover price increases related to higher motorized chassis costs.

Gross profit for the Fiscal 2024 first quarter was $115.8 million, a decrease of 27.8% compared to $160.4 million for the Fiscal 2023 first quarter. Gross profit margin decreased 160 basis points from prior year to 15.2% primarily as a result of volume deleverage and higher discounts and allowances. Operating income was $39.1 million for the Fiscal 2024 first quarter, a decrease of 54.5% compared to $85.9 million for the first quarter of last year. Fiscal 2024 first quarter net income was $25.8 million, a decrease of 57.1% compared to $60.2 million in the prior year quarter. Reported earnings per diluted share for the Fiscal 2024 first quarter was $0.78, compared to reported earnings per diluted share of $1.73 in the same period last year. Adjusted earnings per diluted share for the Fiscal 2024 first quarter was $1.06, a decrease of 48.8% compared to adjusted earnings per diluted share of $2.07 in the same period last year. Consolidated Adjusted EBITDA was $54.1 million for the Fiscal 2024 first quarter, a decrease of 44.2%, compared to $97.0 million last year.

President and Chief Executive Officer Michael Happe commented, “Winnebago Industries’ first quarter results underscore the resilience of our diversified portfolio and variable cost structure in navigating a sales environment influenced by challenging retail trends and intentional inventory management by dealers. Our steadfast commitment across our portfolio to production discipline that aligns with market conditions, and improving operational excellence continues to deliver solid profitability. Throughout the first quarter, we maintained our focus on recent and forthcoming multiple new product releases in the Towables RV segment, as well as a refreshed, entry-level Aria pontoon product in the Marine segment, that address vital considerations surrounding affordability, while staying true to our reputation for outstanding quality and customer service. We also continued to strategically invest in critical long-term initiatives around advanced technology, digital transformation, and IT capabilities. The inauguration of our new Innovation Center represents an important milestone as we strive to cultivate and integrate emerging technology innovations, enhancing the overall value proposition and experience for our customers. Our unwavering commitment to investing in the future reflects our long-term confidence in driving sustained growth, expanding market share, and providing customers with a diverse array of compelling options – all while ultimately delivering value for our shareholders.”

Towable RV
Revenues for the Towable RV segment were $330.8 million for the Fiscal 2024 first quarter, down 4.8% compared to the prior year, primarily driven by a reduction in average selling price per unit related to product mix and targeted price reductions, partially offset by unit volume growth. Segment Adjusted EBITDA was $33.1 million for the Fiscal 2024 first quarter, down 8.8% compared to the prior year period. Adjusted EBITDA margin of 10.0% decreased 50 basis points compared to the prior year, primarily due to deleverage and new product start-up costs. Backlog for Fiscal 2024 first quarter decreased to $199.8 million, a decrease of 54.0% compared to the prior year period due to continued softness in market conditions and a cautious dealer network.

Motorhome RV
Revenues for the Motorhome RV segment were $334.4 million for Fiscal 2024 first quarter, down 28.0% from the prior year, primarily driven by a decline in unit volume related to market conditions and higher levels of discounts and allowances, partially offset by product mix and price increases related to higher motorized chassis costs. Segment Adjusted EBITDA for Fiscal 2024 first quarter was $21.3 million, down 57.6% compared to the prior year period. Adjusted EBITDA margin of 6.4% decreased 440 basis points compared to the prior year, primarily due to volume deleverage, higher discounts and allowances, and operational efficiency challenges. Backlog for Fiscal 2024 first quarter decreased to $545.3 million, down 65.8% from the prior year period due to continued softness in market conditions and a cautious dealer network.

Marine
Revenues for the Marine segment were $87.3 million for Fiscal 2024 first quarter, down 33.5% from the prior year, primarily driven by a decline in unit volume related to market conditions and higher discounts and allowances, partially offset by carryover price increases. Segment Adjusted EBITDA for Fiscal 2024 first quarter was $7.2 million, down 61.0% compared to the prior year period, and Adjusted EBITDA margin was 8.2%, down 590 basis points compared to the prior year, primarily due to volume deleverage and higher discounts and allowances compared to prior year. Backlog for Fiscal 2024 first quarter decreased to $140.4 million, down 55.9% from the prior year period, primarily driven by cautious dealer sentiment related to rising inventory levels.

Balance Sheet and Cash Flow
As of November 25, 2023, the Company had total outstanding debt of $593.1 million ($600.0 million of debt, net of debt issuance costs of $6.9 million) and working capital of $587.3 million. Cash flow used in operations was $21.4 million in the Fiscal 2024 first quarter.

Mr. Happe continued, “Despite continued pressure from macro headwinds, the outdoor recreation market is largely performing in-line with near-term expectations and Winnebago Industries’ innovation engine continues to develop and deliver products that anticipate and exceed the expectations of discerning customers across the outdoor lifestyle market. We expect our consistent focus on bringing the highest quality and most innovative products to the market at a variety of price points, will position Winnebago Industries to grow our market share and outperform expectations as the market recovers and levels of consumer confidence rise. We remain optimistic that the current cycle of RV dealer destocking is approaching its conclusion, and that market conditions in both retail and wholesale could begin to see improvement in mid to late calendar year 2024. Going forward, we will remain nimble and intentional as we prudently monitor and adapt in response to shifting market conditions, with a focus on profitability, maintaining competitiveness, further securing a preferred market position for our esteemed premium brands and making strategic investments to drive future growth.”

Conference Call
Winnebago Industries, Inc. will discuss Fiscal 2024 first quarter earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; availability of financing for RV and marine dealers; competition and new product introductions by competitors; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; risk related to cyclicality and seasonality of our business; risk related to independent dealers; risk related to dealer consolidation or the loss of a significant dealer; significant increase in repurchase obligations; ability to retain relationships with our suppliers and obtain components; business or production disruptions; inadequate management of dealer inventory levels; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; increased attention to environmental, social, and governance ("ESG") matters, and our ability to meet our commitments; impairment of goodwill and trade names; and risks related to our Convertible and Senior Secured Notes including our ability to satisfy our obligations under these notes. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the

Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Ray Posadas
ir@winnebagoind.com

Media: Dan Sullivan
media@winnebagoind.com

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions, except percent and per share data)	November 25, 2023		November 26, 2022
Net revenues	$763.0	100.0%	$952.2	100.0%
Cost of goods sold	647.2	84.8%	791.8	83.2%
Gross profit	115.8	15.2%	160.4	16.8%
Selling, general, and administrative expenses	71.1	9.3%	70.7	7.4%
Amortization	5.6	0.7%	3.8	0.4%
Total operating expenses	76.7	10.1%	74.5	7.8%
Operating income	39.1	5.1%	85.9	9.0%
Interest expense, net	4.1	0.5%	5.9	0.6%
Non-operating loss	0.6	0.1%	0.3	—%
Income before income taxes	34.4	4.5%	79.7	8.4%
Provision for income taxes	8.6	1.1%	19.5	2.0%
Net income	$25.8	3.4%	$60.2	6.3%

Earnings per common share:
Basic	$0.87		$1.98
Diluted	$0.78		$1.73
Weighted average common shares outstanding:
Basic	29.6		30.4
Diluted	34.7		35.5
Amounts in tables are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
In addition, percentages may not add in total due to rounding.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in millions)	November 25, 2023	August 26, 2023
Assets
Current assets
Cash and cash equivalents	$219.6	$309.9
Receivables, net	187.6	178.5
Inventories, net	494.0	470.6
Prepaid expenses and other current assets	33.4	37.7
Total current assets	934.6	996.7
Property, plant, and equipment, net	331.1	327.3
Goodwill	514.5	514.5
Other intangible assets, net	496.4	502.0
Investment in life insurance	29.6	29.3
Operating lease assets	41.3	42.6
Other long-term assets	21.4	20.0
Total assets	$2,368.9	$2,432.4

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$123.4	$146.9
Accrued expenses	223.9	249.1
Total current liabilities	347.3	396.0
Long-term debt, net	593.1	592.4
Deferred income tax liabilities, net	12.7	11.7
Unrecognized tax benefits	6.4	6.1
Long-term operating lease liabilities	40.5	42.0
Deferred compensation benefits, net of current portion	7.2	7.9
Other long-term liabilities	7.7	8.2
Total liabilities	1,014.9	1,064.3
Shareholders' equity	1,354.0	1,368.1
Total liabilities and shareholders' equity	$2,368.9	$2,432.4

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions)	November 25, 2023	November 26, 2022
Operating activities
Net income	$25.8	$60.2
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation	8.1	6.6
Amortization	5.6	3.8
Amortization of debt issuance costs	0.8	0.8
Last in, first-out expense	0.1	1.1
Stock-based compensation	4.6	3.0
Deferred income taxes	1.0	1.0
Contingent consideration fair value adjustment	0.8	0.4
Other, net	0.4	(0.2)
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	(9.1)	51.2
Inventories, net	(24.0)	(28.3)
Prepaid expenses and other assets	(1.7)	6.9
Accounts payable	(23.4)	(81.5)
Income taxes and unrecognized tax benefits	8.7	19.1
Accrued expenses and other liabilities	(19.1)	(14.2)
Net cash (used in) provided by operating activities	(21.4)	29.9

Investing activities
Purchases of property, plant, and equipment	(11.8)	(27.8)
Other, net	(2.9)	0.7
Net cash used in investing activities	(14.7)	(27.1)

Financing activities
Borrowings on long-term debt	780.6	1,475.0
Repayments on long-term debt	(780.6)	(1,475.0)
Payments of cash dividends	(9.6)	(8.5)
Payments for repurchases of common stock	(44.2)	(4.5)
Other, net	(0.4)	(0.3)
Net cash used in financing activities	(54.2)	(13.3)

Net decrease in cash and cash equivalents	(90.3)	(10.5)
Cash and cash equivalents at beginning of period	309.9	282.2
Cash and cash equivalents at end of period	$219.6	$271.7

Supplemental Disclosures
Income taxes paid (received), net	$—	$(1.3)
Interest paid	2.5	2.3

Non-cash investing and financing activities
Capital expenditures in accounts payable	$2.9	$4.1

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 25, 2023	% of Revenues(1)	November 26, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$330.8		$347.3		$(16.5)	(4.8)%
Adjusted EBITDA	33.1	10.0%	36.3	10.5%	(3.2)	(8.8)%

	Three Months Ended
Unit deliveries	November 25, 2023	Product Mix(2)	November 26, 2022	Product Mix(2)	Unit Change	% Change
Travel trailer	5,381	68.6%	4,650	64.7%	731	15.7%
Fifth wheel	2,465	31.4%	2,541	35.3%	(76)	(3.0)%
Total Towable RV	7,846	100.0%	7,191	100.0%	655	9.1%

	November 25, 2023		November 26, 2022		Change(1)	% Change(1)
Backlog(3)
Units	5,290		10,441		(5,151)	(49.3)%
Dollars	$199.8		$434.0		$(234.3)	(54.0)%
Dealer Inventory
Units	16,667		20,576		(3,909)	(19.0)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 25, 2023	% of Revenues(1)	November 26, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$334.4		$464.2		$(129.8)	(28.0)%
Adjusted EBITDA	21.3	6.4%	50.3	10.8%	(28.9)	(57.6)%

	Three Months Ended
Unit deliveries	November 25, 2023	Product Mix(2)	November 26, 2022	Product Mix(2)	Unit Change	% Change
Class A	481	27.9%	693	27.6%	(212)	(30.6)%
Class B	691	40.2%	1,322	52.7%	(631)	(47.7)%
Class C	549	31.9%	493	19.7%	56	11.4%
Total Motorhome RV	1,721	100.0%	2,508	100.0%	(787)	(31.4)%

	November 25, 2023		November 26, 2022		Change(1)	% Change(1)
Backlog(3)
Units	3,200		10,089		(6,889)	(68.3)%
Dollars	$545.3		$1,596.0		$(1,050.7)	(65.8)%
Dealer Inventory
Units	4,224		4,234		(10)	(0.2)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	November 25, 2023	% of Revenues(1)	November 26, 2022	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$87.3		$131.4		$(44.0)	(33.5)%
Adjusted EBITDA	7.2	8.2%	18.5	14.1%	(11.3)	(61.0)%

	Three Months Ended
Unit deliveries	November 25, 2023		November 26, 2022		Unit Change	% Change
Boats	1,118		1,700		(582)	(34.2)%

	November 25, 2023		November 26, 2022		Change(1)	% Change(1)
Backlog(2)
Units	1,897		3,633		(1,736)	(47.8)%
Dollars	$140.4		$318.5		$(178.1)	(55.9)%
Dealer Inventory(3)
Units	3,767		3,182		585	18.4%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.
(3)    Due to the nature of the Marine industry, this amount includes a higher proportion of retail sold units than our other segments.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended
	November 25, 2023	November 26, 2022
Diluted earnings per share	$0.78	$1.73
Acquisition-related costs(1)	0.04	0.02
Amortization(1)	0.16	0.11
Contingent consideration fair value adjustment(1)	0.02	0.01
Tax impact of adjustments(2)	(0.05)	(0.03)
Impact of convertible notes - other(3)	0.11	0.24
Adjusted diluted earnings per share(4)	$1.06	$2.07
(1)    Represents a pre-tax adjustment.
(2)    Income tax charge calculated using the statutory tax rate for the U.S. of 23.0% and 24.1% for Fiscal 2024 and Fiscal 2023, respectively.
(3)    Represents the dilution of convertible notes which is economically offset by a call spread overlay that was put in place upon issuance. As a result of the adoption of ASU 2020-06, the convertible notes are assumed to be converted into common stock at the beginning of the reporting period, and interest expense is excluded, both of which impact the calculation of reported diluted earnings per share.
(4)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended
(in millions)	November 25, 2023	November 26, 2022
Net income	$25.8	$60.2
Interest expense, net	4.1	5.9
Provision for income taxes	8.6	19.5
Depreciation	8.1	6.6
Amortization	5.6	3.8
EBITDA	52.2	96.0
Acquisition-related costs	1.3	0.6
Contingent consideration fair value adjustment	0.8	0.4
Non-operating income	(0.2)	—
Adjusted EBITDA	$54.1	$97.0

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-backed revolving credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.